Exhibit 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Dollar amounts in thousands)

	For the three months ended September 30,
	2013	2012
Numerator:
Income from continued operations	$23,082	$12,546
Income from discontinued operations	-	1,360
Preferred stock dividend	(911)	(911)
Redeemable noncontrolling interest in income	(48)	(105)
Net income available to common shareholders	22,123	12,890
Participating securities	-	-
Net income available to common shareholders net of participating securities	$22,123	$12,890
Denominator:
Denominator for basic earnings per share -weighted average shares	77,170	76,813
Dilutive effect of stock based awards	180	317
Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion	77,350	77,130
Basic earnings per share from continuing operations	$0.29	$0.15
Basic earnings per share from discontinuing operations	-	0.02
Basic earnings per share	$0.29	$0.17
Diluted earnings per share from continuing operations	$0.29	$0.15
Diluted earnings per share from discontinuing operations	-	0.02
Diluted earnings per share	$0.29	$0.17

	For the nine months ended September 30,
	2013	2012
Numerator:
Income from continued operations	$84,211	$50,212
Income from discontinued operations	18,422	12,530
Preferred stock dividend	(2,733)	(2,733)
Redeemable noncontrolling interest in income	(143)	(315)
Net income available to common shareholders	99,757	59,694
Participating securities	(227)	-
Net income available to common shareholders net of participating securities	$99,530	$59,694
Denominator:
Denominator for basic earnings per share -weighted average shares	77,086	76,471
Dilutive effect of stock based awards	224	369
Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion(1)	77,310	76,840
Basic earnings per share from continuing operations	$1.05	$0.62
Basic earnings per share from discontinuing operations	0.24	0.16
Basic earnings per share	$1.29	$0.78
Diluted earnings per share from continuing operations	$1.05	$0.62
Diluted earnings per share from discontinuing operations	0.24	0.16
Diluted earnings per share	$1.29	$0.78

(1) There were zero and 20,000 average anti-dilutive operating company units outstanding for the nine months ended September 30, 2013 and 2012, respectively.